Exhibit 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2017

Contact: Paul Richins	April 25, 2017
(801) 566-1200

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2017, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved results representing a strong start to achieving its financial goals for year 2017.
Summary of results.
The following is a summary comparison of 1Q 2017 with 1Q 2016 income statement measures:
Revenues (Sales):	-
Gross Profit (GP):	+ 5%
Operating Income (OI):	+10%
Net Income (NI):	+10%
Earnings Per Share (EPS):	+11%

The Company began selling its Femcare devices directly to medical facilities in Canada and France in 1Q 2017, rather than through third party distributors.  Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

The volatility of foreign currency exchange (FX) rates for sales outside the U.S. (OUS) continued to have a significant impact on period-to-period financial results. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2017 and 1Q 2016 follow:

	1Q 2017	1Q 2016	Change
GBP	1.239	1.432	(13.5%)
EUR	1.065	1.106	( 3.7%)
AUD	0.760	0.724	+ 5.0%

The weighted average negative impact on all foreign currency sales was 6.3%, reducing reported USD sales by $168.  Despite the continued negative FX pressure, UTMD's total consolidated 1Q 2017 UTMD sales were about the same as in 1Q 2016 (0.4% lower).  In constant currency terms, i.e. using the same FX rates as in 1Q 2016, total consolidated 1Q 2017 sales were up $126 (+1%).

The weighted average FX rate for CAD in 1Q 2017 was 0.755 USD/CAD.  UTMD did not invoice customers in CAD in 2016.

UTMD's consolidated 1Q 2017 gross profit margin (GPM) benefited substantially from UTMD starting to distribute directly to established Femcare users in Canada and France.

UTMD's Operating Income Margin (OIM) gained leverage from two factors; 1) operating resources, particularly in Sales & Marketing (S&M), required to implement direct sales to France were absorbed by existing UK operations without increase, and 2) the weaker GBP reduced Identifiable Intangible Asset (IIA) amortization expense, which comprises a significant portion of General & Administrative (G&A) operating expenses, in USD terms.

Comparing 1Q 2017 to 1Q 2016, Income Before Tax (EBT) did not increase in the same proportion as the increase in OI because 1Q 2017 non-operating income was only $26 compared to $101 in 1Q 2016. This was because the gain in value of remeasured EUR bank balances held by UTMD's UK subsidiary, which is included in non-operating income (NOI), increased only $3 in 1Q 2017 compared to $80 in 1Q 2016.

Profit margins in 1Q 2017 significantly improved as follows:

	1Q 2017 (JAN – MAR)	1Q 2016 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	63.7%	60.4%
Operating Income Margin (operating income/ sales):	46.1%	41.9%
EBT Margin (profits before income taxes/ sales):	46.3%	42.8%
Net Income Margin (profit after taxes/ sales):	34.5%	31.2%

UTMD's Balance Sheet, in the absence of debt, also improved markedly.  March 31, 2017 ending Cash and Investments were up $4.4 million and Stockholders' Equity was up $3.3 million from December 31, 2016.  FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2017 and the end of 1Q 2016 follow:

	1Q 2017	1Q 2016	Change
GBP	1.253	1.438	(12.8%)
EUR	1.070	1.139	( 6.1%)
AUD	0.764	0.768	( 0.5%)

The 1Q 2017 ending FX rate for Canadian subsidiary assets and liabilities, which did not exist for UTMD in 1Q 2016, was 0.751.

Sales.
Total consolidated 1Q 2017 UTMD sales were $42 (0.4%) lower than in 1Q 2016. Comparing 1Q 2017 to 1Q 2016, total U.S. domestic sales were 1% lower and OUS sales were 1% higher.

Domestic sales in 1Q 2017 were $5,218 compared to $5,294 in 1Q 2016.  The components of domestic sales include 1) "direct sales" of UTMD's medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) "OEM sales" of components and other products manufactured by UTMD for other medical device and non-medical device companies, and  3) sales of Filshie Clip System devices by UTMD's UK subsidiary, Femcare-Nikomed Ltd, to CooperSurgical Inc. (CSI) for distribution in the U.S. under an exclusive distribution agreement between CSI and Femcare executed prior to UTMD's acquisition of Femcare in 2011.  Direct sales, representing 63% of total domestic sales, were $44 (1%) lower in 1Q 2017 than in 1Q 2016.  OEM sales, representing 15% of total domestic sales, were $4 (+1%) higher. CSI sales, representing 23% of 1Q 2017 total domestic sales, were $36 (3%) lower. CSI's current forecasts indicate that its sales will be substantially higher on a comparative basis for the remainder of 2017.

OUS sales in 1Q 2017 were $5,041 compared to $5,007 in 1Q 2016. This was despite the fact that OUS sales invoiced in GBP, EUR and AUD currencies were reduced 6.3% as a result of changes in FX rates shown above.  1Q 2017 was the first quarter that UTMD invoiced Canada medical facilities directly in CAD. Previously, Femcare's discontinued Canada distributor had been invoiced by UTMD subsidiaries in EUR or GBP.  Foreign currency OUS sales in 1Q 2017 were $2,486, which was 49% of all OUS sales and 24% of total consolidated sales.  Foreign currency OUS sales in 1Q 2016 were $2,910, which was 58% of all OUS sales and 28% of total consolidated sales. Constant currency (using same FX rates as in 1Q 2016) OUS foreign currency sales were $2,654 in 1Q 2017.  The negative 1.6% impact of FX rates on 1Q 2017 total consolidated sales was somewhat larger than the negative 1.2% impact of FX rates in 1Q 2016.

Gross Profit (GP).
GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD's GP was $313 (+5.0%) higher in 1Q 2017 than in 1Q 2016 with approximately the same revenues. The GPM improved to 63.7% in 1Q 2017 from 60.4% in 1Q 2016. The higher GP and GPM resulted primarily from the change to direct sales in Canada and France.

Operating Income (OI).
OI results from subtracting Operating Expenses (OE) from GP. OE, comprised of G&A expenses, S&M expenses and product development (R&D) expenses, were $1,811 in 1Q 2017 (17.7% of sales) compared to $1,911 in 1Q 2016 (18.5% of sales). With regard to OE, the lower FX rates were helpful, as the 1Q 2017 OE of UTMD's foreign subsidiaries in the aggregate would have been $109 higher using 1Q 2016 FX rates.

Consolidated G&A expenses were $1,312 (12.8% of sales) in 1Q 2017 compared to $1,396 (13.5% of sales) in 1Q 2016. The G&A expenses in 1Q 2017 included $494 (4.8% of sales) of non-cash expense from the amortization of identifiable intangible assets resulting from the Femcare acquisition, which were $576 (5.6% of sales) in 1Q 2016.  The lower USD amortization expense was the result of the weaker GBP, as the amortization expense in GBP was £399 in 1Q 2017 compared to £403 in 1Q 2016.

S&M expenses were $381 (3.7% of sales) in 1Q 2017 compared to $405 (3.9% of sales) in 1Q 2016.  R&D expenses in 1Q 2017 were $118 (1.2% of sales) compared to $110 (1.1% of sales) in 1Q 2016.

OI in 1Q 2017 was $4,725 compared to $4,312 in 1Q 2016 (9.6% higher), due to the higher GP leveraged by the lower OE described above. UTMD's 1Q 2017 operating income margin (OIM), operating income divided by sales, was 46.1% compared to 41.9% in 1Q 2016.

Income Before Tax.
Income before taxes (EBT) results from subtracting net non‑operating expense (NOE) or adding NOI from or to, as applicable, OI.  Consolidated 1Q 2017 EBT was $4,750 (46.3% of sales) compared to $4,413 (42.8% of sales) in 1Q 2016.  The $337 (+7.6%) higher 1Q 2017 EBT compared to 1Q 2016 was due to the higher OI offset by $75 lower NOI. The NOI gain from remeasured EUR cash balances in the UK was $77 lower in 1Q 2017 compared to 1Q 2016.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company's technology. Negative NOE is NOI.  Net NOI in 1Q 2017 was $26 compared to $101 NOI in 1Q 2016. The total gain on remeasured foreign currency balances in 1Q 2017 was $1 compared to a gain of $73 in 1Q 2016.  Royalties received were $23 in both 1Q 2017 and 1Q 2016.

The EBT of Utah Medical Products, Inc. in the U.S. was $2,251 in 1Q 2017 compared to $2,258 in 1Q 2016. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 637 in 1Q 2017 compared to EUR 669 in 1Q 2016. The EBT of Femcare Group Ltd (Femcare-Nikomed, Ltd., UK and Femcare Australia) was GBP 1,161 in 1Q 2017 compared to GBP 990 in 1Q 2016. The 1Q 2017 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada), a new operating subsidiary in 2017, was CAD 496.  The higher EBT for Femcare Group Ltd was essentially due to direct sales to end users in France.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2017 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense ("adjusted consolidated EBITDA") were $5,458 compared to $5,103 in 1Q 2016. Management believes that the 1Q 2017 operating performance provides an excellent start to achieving its financial objectives for the year 2017, as previously provided in its 2016 SEC 10-K Report.

Net Income (NI).
NI in 1Q 2017 of $3,536 was 9.9% higher than the NI of $3,217 in 1Q 2016. UTMD's net profit margin (NPM), NI divided by consolidated sales, was 34.5% in 1Q 2017 and 31.2% in 1Q 2016. The average consolidated income tax provisions (as a % of EBT) in 1Q 2017 and 1Q 2016 were 25.6% and 27.1%, respectively. The lower provision rate in 1Q 2017 was due to the mix in EBT by tax sovereignty.

Earnings per share (EPS).
EPS in 1Q 2017 were 11.1% higher than in 1Q 2016. The confluence of higher GP, OE which did not increase in proportion to the gain from prior distributor GP, which were also helped by the diminishing effect of a stronger USD relative to the GBP and EUR, together with a slightly lower tax provision rate and lower diluted shares outstanding, produced EPS of $.948 in 1Q 2017 compared to $.853 in 1Q 2016.

EPS for the most recent twelve months were $3.315, but this includes a 4Q 2016 "one-time" increase of $.033 from the adjustment in UTMD's deferred tax liability as a result of lower future income tax rates enacted in the UK in late 2016. Diluted shares used to calculate EPS decreased to 3,728,000 in 1Q 2017 from 3,769,900 in 1Q 2016 as a result of 50,000 shares repurchased after the end of 1Q 2016. The number of shares added as a dilution factor in 1Q 2017 was 13,700 compared to 17,100 in 1Q 2016.

Outstanding UTMD shares at the end of 1Q 2017 were 3,715,000. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at March 31, 2017 was 71,600 shares at an average exercise price of $46.91/ share, including shares awarded but not vested. This compares to 55,300 unexercised option shares outstanding at March 31, 2016 at an average exercise price of $39.43/ share.
During both 1Q 2017 and 1Q 2016, UTMD did not repurchase its shares in the open market. The Company retains the financial ability for repurchasing its shares when they seem undervalued. Despite the stronger financial performance, the closing share price at the end of 1Q 2017 was $62.30 compared to $72.75 at the end of calendar year 2016, and $62.54 at the end of 1Q 2016.

Balance Sheet.
At March 31, 2017 compared to a year earlier, cash and investments increased $3.2 million to $30.7 million despite purchasing two new facilities, and Stockholders' Equity increased $0.9 million after cash payments of dividends to shareholders of $3.9 million and share repurchases of $2.9 million (both of which reduce Stockholders' Equity).  At March 31, 2017, net Intangible Assets were 38.5% of total consolidated assets compared to 45.1% a year earlier.

Financial ratios as of March 31, 2017 which may be of interest to stockholders follow:

1)	Current Ratio = 7.6
2)	Days in Trade Receivables (based on 1Q 2017 sales activity) = 36
3)	Average Inventory Turns (based on 1Q 2017 CGS) = 3.2
4)	2017 YTD ROE (before dividends) = 20%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company's ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD's public disclosure filings with the SEC.
Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.
INCOME STATEMENT, First Quarter ended March 31
(in thousands except Earnings Per Share)

	1Q 2017	1Q 2016	Percent Change
Net Sales	$10,259	$10,301	(0.4%)
Gross Profit	6,535	6,223	+5.0%
Operating Income	4,725	4,312	+9.6%
Income Before Tax	4,750	4,413	+7.6%
Net Income	3,536	3,217	+9.9%
Earnings Per Share	$0.948	$0.853	+11.1%
Shares Outstanding (diluted)	3,728	3,770

BALANCE SHEET
(in thousands)

(in thousands)	(unaudited) MAR 31, 2017	(audited) DEC 31, 2016	(unaudited) MAR 31, 2016
Assets
Cash & Investments	$30,743	$26,360	$27,560
Accounts & Other Receivables, Net	4,178	3,211	5,402
Inventories	4,764	4,542	4,492
Other Current Assets	830	754	816
Total Current Assets	40,515	34,867	38,270
Property & Equipment, Net	10,015	9,966	7,414
Intangible Assets, Net	31,638	31,751	37,530
Total Assets	$82,168	$76,584	$83,214

Liabilities & Stockholders' Equity
Total Current Liabilities	5,366	3,022	6,334
Deferred Tax Liability – Intangibles	3,160	3,209	4,221
Deferred Income Taxes	1,103	1,109	1,000
Stockholders' Equity	72,539	69,244	71,659
Total Liabilities & Stockholders' Equity	$82,168	$76,584	$83,214